News Release

Public Storage
701 Western Avenue
Glendale, CA 91201-2349
PublicStorage.com

For Release	Immediately
Date	May 3, 2023
Contact	Ryan Burke
(818) 244-8080, Ext. 1141
Public Storage Reports Results for the Three Months Ended March 31, 2023
GLENDALE, California – Public Storage (NYSE:PSA) announced today operating results for the three months ended March 31, 2023.
“Public Storage’s first quarter was robust, with move-in volumes up nearly 13%, same store NOI up more than 11%, and non-same store acquisition and development NOI up nearly 30%,” said Joe Russell, President and Chief Executive Officer. “We are focused on operations, leading the self-storage industry’s digital evolution, transforming our operating model, and enhancing and growing our portfolio. We see opportunity across our business and are uniquely positioned to execute on delivering growth and value to our stakeholders.”
Highlights for the Three Months Ended March 31, 2023
•Reported net income allocable to common shareholders of $2.65 per diluted share.
•Reported core FFO allocable to common shareholders (“Core FFO”) of $4.08 per diluted share, an increase of 11.8% relative to the same period in 2022. Core FFO per diluted share increased 16.2% compared to the same period in 2022, excluding the contribution from our equity investment in PS Business Parks, Inc., which we sold in July 2022.
•Increased Same Store (as defined below) direct net operating income by 10.2%, resulting from a 9.8% increase in Same Store revenues.
•Achieved 78.9% Same Store direct net operating income margin, an increase of 0.4% relative to the same period in 2022.
•Acquired five self-storage facilities with 0.3 million net rentable square feet for $46.8 million. Subsequent to March 31, 2023, we acquired or were under contract to acquire 12 self-storage facilities with 0.9 million net rentable square feet, for $139.0 million.
•Opened three newly developed facilities and completed various expansion projects with 0.4 million net rentable square feet costing $65.3 million. At March 31, 2023, we had various facilities in development and expansion with 4.8 million net rentable square feet estimated to cost $1.0 billion.
Operating Results for the Three Months Ended March 31, 2023
For the three months ended March 31, 2023, net income allocable to our common shareholders was $467.6 million or $2.65 per diluted common share, compared to $464.1 million or $2.63 per diluted common share for the same period in 2022, representing an increase of $3.5 million or $0.02 per diluted common share. The increase is due primarily to (i) a $92.0 million increase in self-storage net operating income and (ii) a $15.3 million increase in interest and other income, partially offset by (iii) a $62.2 million increase in foreign currency exchange losses primarily associated with our Euro denominated notes payable and (iv) a $37.4 million decrease in equity in earnings of unconsolidated real estate entities due to our sale of PSB in July 2022.
The $92.0 million increase in self-storage net operating income in the three months ended March 31, 2023 as compared to the same period in 2022 is a result of a $64.4 million increase attributable to our Same Store Facilities and a $27.6 million increase attributable to our Non-Same Store Facilities (as defined below). Revenues for the Same Store Facilities increased 9.8% or $75.5 million in the three months ended March 31, 2023 as compared to the same period in 2022, due primarily to higher realized annual rent per occupied square foot, partially offset by a decline in occupancy. Cost of operations for the Same Store Facilities increased by 5.6% or $11.0 million in the three months ended March 31, 2023 as compared to the same period in 2022, due primarily to increased property tax expense, repairs and maintenance expenses, marketing expense, and other direct property costs. The increase in net operating income of $27.6 million for the Non-Same Store Facilities is due primarily to the impact of facilities acquired in 2021 and 2022 and the fill-up of recently developed and expanded facilities.
Funds from Operations
Funds from Operations (“FFO”) and FFO per share are non-GAAP measures defined by Nareit. We believe that FFO and FFO per share are useful to REIT investors and analysts in measuring our performance because Nareit’s definition of FFO excludes items included in net income that do not relate to or are not indicative of our operating and financial performance. FFO represents net income before depreciation and amortization, which is excluded because it is based upon historical costs and assumes that building values diminish ratably over time, while we believe that real estate values fluctuate due to market conditions. FFO also excludes gains or losses on sale of real estate assets and real estate impairment charges, which are also based upon historical costs and are impacted by historical depreciation. FFO and FFO per share are not a substitute for net income or earnings per share. FFO is not a substitute for net cash flow in evaluating our liquidity or ability to pay dividends, because it excludes investing and financing activities presented on our consolidated statements of cash flows. In addition, other REITs may compute these measures differently, so comparisons among REITs may not be helpful.
For the three months ended March 31, 2023, FFO was $3.94 per diluted common share as compared to $3.83 for the same period in 2022, representing an increase of 2.9%.
We also present “Core FFO” and “Core FFO per share,” non-GAAP measures that represent FFO and FFO per share excluding the impact of (i) foreign currency exchange gains and losses, (ii) charges related to the redemption of preferred securities, and (iii) certain other non-cash and/or nonrecurring income or expense items primarily representing, with respect to the periods presented below, the impact of contingency resolution, due diligence costs incurred in pursuit of strategic transactions, unrealized gain on private equity investments, and our equity share of severance of a senior executive from our equity investees. We review Core FFO and Core FFO per share to evaluate our ongoing operating performance, and we believe they are used by investors and REIT analysts in a similar manner. However, Core FFO and Core FFO per share are not substitutes for net income and net income per share. Because other REITs may not compute Core FFO or Core FFO per share in the same manner as we do, may not use the same terminology, or may not present such measures, Core FFO and Core FFO per share may not be comparable among REITs.
The following table reconciles net income to FFO and Core FFO and reconciles diluted earnings per share to FFO per share and Core FFO per share (unaudited):

	Three Months Ended March 31,
	2023	2022	Percentage Change

	(Amounts in thousands, except per share data)
Reconciliation of Net Income to FFO and Core FFO:
Net income allocable to common shareholders	$467,588	$464,124	0.7%
Eliminate items excluded from FFO:
Depreciation and amortization	219,787	220,795
Depreciation from unconsolidated real estate investments	8,529	18,037
Depreciation allocated to noncontrolling interests and restricted share unitholders	(1,473)	(1,657)
Gains on sale of real estate investments, including our equity share from investments	—	(25,095)
FFO allocable to common shares	$694,431	$676,204	2.7%
Eliminate the impact of items excluded from Core FFO, including our equity share from investments:
Foreign currency exchange loss (gain)	26,860	(35,377)
Other items	(2,133)	2,547
Core FFO allocable to common shares	$719,158	$643,374	11.8%

Reconciliation of Diluted Earnings per Share to FFO per Share and Core FFO per Share:
Diluted earnings per share	$2.65	$2.63	0.8%
Eliminate amounts per share excluded from FFO:
Depreciation and amortization	1.29	1.35
Gains on sale of real estate investments, including our equity share from investments	—	(0.15)
FFO per share	$3.94	$3.83	2.9%
Eliminate the per share impact of items excluded from Core FFO, including our equity share from investments:
Foreign currency exchange loss (gain)	0.15	(0.20)
Other items	(0.01)	0.02
Core FFO per share	$4.08	$3.65	11.8%
Exclude the contribution from our equity investment in PS Business Parks, Inc. to Core FFO per share	—	(0.14)
Core FFO per share, excluding the impact of PS Business Parks, Inc.	$4.08	$3.51	16.2%

Diluted weighted average common shares	176,228	176,336

Property Operations – Same Store Facilities
The Same Store Facilities consist of facilities that have been owned and operated on a stabilized level of occupancy, revenues, and cost of operations since January 1, 2021. Our Same Store Facilities increased from 2,276 facilities at December 31, 2022 to 2,348 at March 31, 2023. The composition of our Same Store Facilities allows us to more effectively evaluate the ongoing performance of our self-storage portfolio in 2021, 2022, and 2023 and exclude the impact of fill-up of unstabilized facilities, which can significantly affect operating trends. We believe the Same Store information is used by investors and analysts in a similar manner. However, because other REITs may not compute Same Store Facilities in the same manner as we do, may not use the same terminology, or may not present such a measure, Same Store Facilities may not be comparable among REITs. The following table summarizes the historical operating results (for all periods presented) of these 2,348 facilities (155.5 million net rentable square feet) that represent approximately 76% of the aggregate net rentable square feet of our U.S. consolidated self-storage portfolio at March 31, 2023 (unaudited):

	Three Months Ended March 31,
	2023	2022	Percentage Change

	(Dollar amounts in thousands, except for per square foot data)
Revenues (a):
Rental income	$820,442	$748,560	9.6%
Late charges and administrative fees	28,282	24,700	14.5%
Total revenues	848,724	773,260	9.8%

Direct cost of operations (a):
Property taxes	76,871	73,237	5.0%
On-site property manager payroll	32,592	31,804	2.5%
Repairs and maintenance	18,052	15,940	13.2%
Utilities	12,583	11,967	5.1%
Marketing	15,580	11,740	32.7%
Other direct property costs	23,258	20,762	12.0%
Total direct cost of operations	178,936	165,450	8.2%
Direct net operating income (b)	669,788	607,810	10.2%
Indirect cost of operations (a):
Supervisory payroll	(9,215)	(9,940)	(7.3)%
Centralized management costs	(15,923)	(16,790)	(5.2)%
Share-based compensation	(3,145)	(3,996)	(21.3)%
Net operating income (c)	$641,505	$577,084	11.2%

Gross margin (before indirect costs, depreciation and amortization expense)	78.9%	78.6%	0.4%

Gross margin (before depreciation and amortization expense)	75.6%	74.6%	1.3%

Weighted average for the period:
Square foot occupancy	93.2%	95.5%	(2.4)%
Realized annual rental income per (d):
Occupied square foot	$22.65	$20.16	12.4%
Available square foot	$21.10	$19.25	9.6%
At March 31:
Square foot occupancy	92.8%	95.0%	(2.3)%
Annual contract rent per occupied square foot (e)	$22.94	$20.71	10.8%

(a)Revenues and cost of operations do not include tenant reinsurance and merchandise sales and expenses generated at the facilities.
(b)Direct net operating income (“Direct NOI”), a subtotal within NOI, is a non-GAAP financial measure that excludes the impact of supervisory payroll, centralized management costs, and share-based compensation in addition to depreciation and amortization expense. We utilize direct net operating income in evaluating property performance and in evaluating property operating trends as compared to our competitors.
(c)See attached reconciliation of self-storage NOI to net income.
(d)Realized annual rent per occupied square foot is computed by dividing annualized rental income, before late charges and administrative fees, by the weighted average occupied square feet for the period. Realized annual rent per available square foot (“REVPAF”) is computed by dividing annualized rental income, before late charges and administrative fees, by the total available rentable square feet for the period. These measures exclude late charges and administrative fees in order to provide a better measure of our ongoing level of revenue. Late charges are dependent upon the level of delinquency, and administrative fees are dependent upon the level of move-ins. In addition, the rates charged for late charges and administrative fees can vary independently from rental rates. These measures take into consideration promotional discounts, which reduce rental income.
(e)Annual contract rent represents the agreed upon monthly rate that is paid by our tenants in place at the time of measurement.  Contract rates are initially set in the lease agreement upon move-in, and we adjust them from time to time with notice.  Contract rent excludes other fees that are charged on a per-item basis, such as late charges and administrative fees, does not reflect the impact of promotional discounts, and does not reflect the impact of rents that are written off as uncollectible.
Property Operations – Non-Same Store Facilities
In addition to the 2,348 Same Store Facilities, we have 529 facilities that were not stabilized with respect to occupancies, revenues, or cost of operations since January 1, 2021 or that we did not own as of January 1, 2021, including 311 facilities that were acquired, 49 newly developed facilities, 87 facilities that have been expanded or are targeted for expansion, and 82 facilities that are unstabilized because they are undergoing fill-up or were damaged in casualty events (collectively, the “Non-Same Store Facilities”). Operating data, metrics, and further commentary with respect to these facilities, including detail by vintage, are included in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under “Analysis of Net Income – Self-Storage Operations” in our March 31, 2023 Form 10-Q.
Investing and Capital Activities
During the three months ended March 31, 2023, we closed the acquisition of five self-storage facilities (one each in Florida, Idaho, Kentucky, Michigan, and Virginia) with 0.3 million net rentable square feet for $46.8 million.
Subsequent to March 31, 2023, we acquired or were under contract to acquire 12 self-storage facilities across three states with 0.9 million net rentable square feet, for $139.0 million.
During 2021, we acquired a portfolio of 48 properties (4.1 million net rentable square feet) operated under the brand name of ezStorage for $1.8 billion. As of March 31, 2023, we have completed the expansion projects on four facilities of this portfolio for $26.3 million, adding 169,000 net rentable square feet of storage space. These facilities generated revenues of $25.6 million, NOI of $20.0 million (including Direct NOI of $20.5 million), and average square footage occupancy of 85.7% for the three months ended March 31, 2023.
During 2021, we acquired a portfolio of 56 properties (7.5 million net rentable square feet) operated under the brand name of All Storage for $1.5 billion. These facilities generated revenues of $21.4 million, NOI of $13.3 million (including Direct NOI of $14.2 million), and average square footage occupancy of 78.5% for the three months ended March 31, 2023.
During the three months ended March 31, 2023, we opened three newly developed facilities and completed various expansion projects (0.4 million net rentable square feet – 0.1 million each in Florida, Maryland, New Jersey, and Pennsylvania) costing $65.3 million. At March 31, 2023, we had various facilities in development (2.4 million net rentable square feet) estimated to cost $537.8 million and various expansion projects (2.4 million net rentable square feet) estimated to cost $488.2 million. Our aggregate 4.8 million net rentable square foot pipeline of development and expansion facilities includes 1.7 million in California, 0.9 million in Texas, 0.4 million in Nevada, 0.3 million each in Florida, Hawaii, and Maryland, 0.2 million in Washington, and 0.7 million in other states. The remaining $648.6 million of development costs for these projects are expected to be incurred primarily in the next 18 to 24 months.

Distributions Declared
On May 2, 2023, our Board of Trustees declared a regular common quarterly dividend of $3.00 per common share. The Board also declared dividends with respect to our various series of preferred shares. All the dividends are payable on June 29, 2023 to shareholders of record as of June 14, 2023.
Outlook for the Year Ending December 31, 2023
Set forth below are our current expectations with respect to full year 2023 Core FFO per share and certain underlying assumptions. In reliance on the exception provided by applicable SEC rules, we do not provide guidance for GAAP net income per share, the most comparable GAAP financial measure, or a reconciliation of 2023 Core FFO per share to GAAP net income per share because we are unable to reasonably predict the following items which are included in GAAP net income: (i) gains or losses on sales of real estate investments, (ii) foreign currency exchange gains and losses, (iii) charges related to the redemption of preferred securities, and (iv) certain other significant non-cash and/or nonrecurring income or expense items. The actual amounts for any and all of these items could significantly impact our 2023 GAAP net income and, as disclosed in our historical financial results, have significantly impacted GAAP net income in prior periods.

	Guidance Ranges for 2023
	Low	High
	($ amounts in thousands, except per share data)
Same Store:
Revenue growth	2.75%	5.00%
Expense growth	4.75%	6.75%
Net operating income growth	1.50%	5.10%

Acquisitions	$750,000
Development openings	$375,000
Non-Same Store net operating income	$510,000	$530,000
Ancillary net operating income	$169,000	$174,000
General and administrative expense	$100,000	$106,000
Interest expense	$177,000
Preferred dividends	$195,000
Capital expenditures	$450,000

Core FFO per share	$16.15	$16.80
Core FFO per share growth from 2022 Core FFO per share	1.4%	5.5%
Core FFO per share growth from 2022 Core FFO per share, excluding the impact of PS Business Parks, Inc.	3.6%	7.8%

Incremental Non-Same Store NOI to stabilization (2024 and beyond)	$80,000

First Quarter Conference Call
A conference call is scheduled for May 4, 2023 at 9:00 a.m. (PT) to discuss the first quarter earnings results.  The domestic dial-in number is (800) 225-9448, and the international dial-in number is (203) 518-9708 (conference ID number for either domestic or international is PSAQ123). A simultaneous audio webcast may be accessed by using the link at www.publicstorage.com under “About Us, Investor Relations, News and Events, Event Calendar.”  A replay of the conference call may be accessed through May 11, 2023 by calling (800) 839-5246 (domestic), (402) 220-2702 (international) or by using the link at www.publicstorage.com under “About Us, Investor Relations, News and Events, Event Calendar.”
About Public Storage
Public Storage, a member of the S&P 500 and FT Global 500, is a REIT that primarily acquires, develops, owns, and operates self-storage facilities. At March 31, 2023, we had: (i) interests in 2,877 self-storage facilities located in 40 states with approximately 205 million net rentable square feet in the United States and (ii) a 35% common equity interest in Shurgard Self Storage Limited (Euronext Brussels:SHUR), which owned 266 self-storage facilities located in seven Western European nations with approximately 15 million net rentable square feet operated under the Shurgard® brand. Our headquarters are located in Glendale, California.
This press release, our Form 10-Q for the first quarter of 2023, a financial supplement, and additional information about Public Storage are available on our website, www.publicstorage.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements relating to our 2023 outlook and all underlying assumptions, our expected acquisition, disposition, development, and redevelopment activity, supply and demand for our self-storage facilities, information relating to operating trends in our markets, expectations regarding operating expenses, including property tax changes, expectations regarding the impacts from inflation and a potential future recession, our strategic priorities, expectations with respect to financing activities, rental rates, cap rates, and yields, leasing expectations, our credit ratings, and all other statements other than statements of historical fact. Such statements are based on management’s beliefs and assumptions made based on information currently available to management and may be identified by the use of the words “outlook,” “guidance,” “expects,” “believes,” “anticipates,” “should,” “estimates,” and similar expressions. These forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results and performance to be materially different from those expressed or implied in the forward-looking statements. Risks and uncertainties that may impact future results and performance include, but are not limited to those described in Part 1, Item 1A, “Risk Factors” in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 21, 2023 and in our other filings with the SEC. These include changes in demand for our facilities, impacts of natural disasters, adverse changes in laws and regulations including governing property tax, evictions, rental rates, minimum wage levels, and insurance, adverse economic effects from the COVID-19 Pandemic, international military conflicts, or similar events impacting public health and/or economic activity, increases in the costs of our primary customer acquisition channels, adverse impacts to us and our customers from inflation, unfavorable foreign currency rate fluctuations, changes in federal or state tax laws related to the taxation of REITs, security breaches, including ransomware, or a failure of our networks, systems, or technology. These forward-looking statements speak only as of the date of this press release or as of the dates indicated in the statements. All of our forward-looking statements, including those in this press release, are qualified in their entirety by this cautionary statement. We expressly disclaim any obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, new estimates, or other factors, events, or circumstances after the date of these forward-looking statements, except when expressly required by law. Given these risks and uncertainties, you should not rely on any forward-looking statements in this press release, or which management may make orally or in writing from time to time, neither as predictions of future events nor guarantees of future performance.

PUBLIC STORAGE
SELECTED CONSOLIDATED INCOME STATEMENT DATA
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2023	2022

Revenues:
Self-storage facilities	$1,032,184	$917,015
Ancillary operations	62,048	56,430
	1,094,232	973,445

Expenses:
Self-storage cost of operations	268,615	245,494
Ancillary cost of operations	19,676	15,515
Depreciation and amortization	221,650	222,128
General and administrative	25,544	23,069
Interest expense	36,101	33,124
	571,586	539,330

Other increases (decreases) to net income:
Interest and other income	18,634	3,379
Equity in earnings of unconsolidated real estate entities	5,995	43,424
Foreign currency exchange (loss) gain	(26,860)	35,377
Net income	520,415	516,295
Allocation to noncontrolling interests	(2,707)	(2,352)
Net income allocable to Public Storage shareholders	517,708	513,943
Allocation of net income to:
Preferred shareholders – distributions	(48,678)	(48,365)
Restricted share units	(1,442)	(1,454)
Net income allocable to common shareholders	$467,588	$464,124

Per common share:
Net income per common share – Basic	$2.67	$2.65
Net income per common share – Diluted	$2.65	$2.63
Weighted average common shares – Basic	175,451	175,170
Weighted average common shares – Diluted	176,228	176,336

PUBLIC STORAGE
SELECTED CONSOLIDATED BALANCE SHEET DATA
(Amounts in thousands, except share and per share data)

	March 31, 2023	December 31, 2022
ASSETS	(Unaudited)

Cash and equivalents	$695,424	$775,253
Real estate facilities, at cost:
Land	5,293,989	5,273,073
Buildings	19,129,120	18,946,053
	24,423,109	24,219,126
Accumulated depreciation	(8,759,281)	(8,554,155)
	15,663,828	15,664,971
Construction in process	377,348	372,992
	16,041,176	16,037,963

Investments in unconsolidated real estate entities	285,692	275,752
Goodwill and other intangible assets, net	219,730	232,517
Other assets	265,756	230,822
Total assets	$17,507,778	$17,552,307

LIABILITIES AND EQUITY

Notes payable	$6,899,335	$6,870,826
Accrued and other liabilities	470,395	514,680
Total liabilities	7,369,730	7,385,506

Equity:
Public Storage shareholders’ equity:
Preferred Shares, $0.01 par value, 100,000,000 shares authorized, 174,000 shares issued (in series) and outstanding, (174,000 at December 31, 2022) at liquidation preference	4,350,000	4,350,000
Common Shares, $0.10 par value, 650,000,000 shares authorized, 175,466,222 shares issued and outstanding (175,265,668 shares at December 31, 2022)	17,547	17,527
Paid-in capital	5,923,564	5,896,423
Accumulated deficit	(168,952)	(110,231)
Accumulated other comprehensive loss	(76,448)	(80,317)
Total Public Storage shareholders’ equity	10,045,711	10,073,402
Noncontrolling interests	92,337	93,399
Total equity	10,138,048	10,166,801
Total liabilities and equity	$17,507,778	$17,552,307

PUBLIC STORAGE
SELECTED FINANCIAL DATA

Computation of Funds Available for Distribution (“FAD”)
(Unaudited – amounts in thousands except per share data)

	Three Months Ended March 31,
	2023	2022
FFO allocable to common shares	$694,431	$676,204
Eliminate effect of items included in FFO but not FAD:
Share-based compensation expense in excess of cash paid	913	3,354
Foreign currency exchange loss (gain)	26,860	(35,377)
Less: Capital expenditures to maintain real estate facilities	(93,740)	(91,344)
FAD (a)	$628,464	$552,837
Distributions paid to common shareholders	$526,391	$350,169
Distribution payout ratio	83.8%	63.3%
Distributions per common share	$3.00	$2.00
(a)FAD represents FFO adjusted to exclude certain non-cash charges and to deduct capital expenditures. We utilize FAD in evaluating our ongoing cash flow available for investment, debt repayment, and common distributions. We believe investors and analysts utilize FAD in a similar manner. FAD is not a substitute for GAAP net cash flow in evaluating our liquidity or ability to pay dividends, because it excludes investing and financing activities presented on our statements of cash flows. In addition, other REITs may compute this measure differently, so comparisons among REITs may not be helpful.

PUBLIC STORAGE
SELECTED FINANCIAL DATA

Reconciliation of Self-Storage Net Operating Income to Net Income
(Unaudited – amounts in thousands)

	Three Months Ended March 31,
	2023	2022

Self-storage revenues for:
Same Store Facilities	$848,724	$773,260
Acquired facilities	95,222	69,303
Newly developed and expanded facilities	62,031	51,084
Other non-same store facilities	26,207	23,368
Self-storage revenues	1,032,184	917,015

Self-storage cost of operations for:
Same Store Facilities	207,219	196,176
Acquired facilities	32,879	24,217
Newly developed and expanded facilities	19,353	16,450
Other non-same store facilities	9,164	8,651
Self-storage cost of operations	268,615	245,494

Self-storage NOI for:
Same Store Facilities	641,505	577,084
Acquired facilities	62,343	45,086
Newly developed and expanded facilities	42,678	34,634
Other non-same store facilities	17,043	14,717
Self-storage NOI (a)	763,569	671,521
Ancillary revenues	62,048	56,430
Ancillary cost of operations	(19,676)	(15,515)
Depreciation and amortization	(221,650)	(222,128)
General and administrative expense	(25,544)	(23,069)
Interest and other income	18,634	3,379
Interest expense	(36,101)	(33,124)
Equity in earnings of unconsolidated real estate entities	5,995	43,424
Foreign currency exchange (loss) gain	(26,860)	35,377
Net income on our income statement	$520,415	$516,295

(a)Net operating income or “NOI” is a non-GAAP financial measure that excludes the impact of depreciation and amortization expense, which is based upon historical costs and assumes that building values diminish ratably over time, while we believe that real estate values fluctuate due to market conditions. We utilize NOI in determining current property values, evaluating property performance, and evaluating operating trends. We believe that investors and analysts utilize NOI in a similar manner. NOI is not a substitute for net income, operating cash flow, or other related GAAP financial measures, in evaluating our operating results. This table reconciles from NOI for our self-storage facilities to the net income presented on our income statement.